UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2022

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Larimer Street, #246, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Officers and Directors

On August 19, 2022, Akerna Corp. (the “Company”) entered into an agreement with Scott Sozio, the Company’s Head of Corporate Development and a director of the Company, pursuant to which Mr. Sozio has been granted a change in control bonus incentive. Under the incentive, subject to Mr. Sozio’s continued employment through a change in control event, Mr. Sozio will be granted a bonus of two times his then current salary. The bonus will be paid in one lump sum payment within 60 days of the change in control event. Mr. Sozio was also granted a transaction bonus, pursuant to which, subject to Mr. Sozio’s continued employment through the closing of the transaction, Mr. Sozio will receive a cash bonus $200,000 payable within 60 days of the closing of the sale of certain assests of the Company. Both the change in control bonus and the transaction bonus are only effective through December 31, 2022 and will be considered triggered upon signing of a definitive transaction document for a change in control transaction or asset sale transaction, respectively, and payable only upon closing of a triggering transaction.

Under Mr. Sozio’s agreement, “change of control” is defined as (i) the date any “person” or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities, other than pursuant to a sale by Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of Company with any other corporation that has been approved by the stockholders of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by Company of all or substantially all Company’s assets. However, no Change in Control shall be deemed to have occurred by reason of (a) any event that involves a transaction that Mr. Sozio or a group of persons or entities with whom Mr. Sozio acts in concert acquires, directly or indirectly, more than 50% of the combined voting power of Company’s then-outstanding voting securities or the business or assets of Company; (b) any event that involves or arises out of a proceeding under Title 11 of the United States Code or the provisions of any future United States Bankruptcy law, an assignment for the benefit of creditors or an insolvency; or (c) a majority of the current members of the Board of Directors at the time of execution of this Agreement are no longer on the Board of Directors for any reason whatsoever.

On August 19, 2022, the Company and Mr. Dean Ditto, the Company’s Chief Financial Officer, agreed to terms of severance should a change in control, as defined in his offer letter, occur and he is not offered a comparable position on comparable terms. Under the terms, Mr. Ditto would be paid his base salary for four (4) months and a monthly amount equal to the cost of employer and employee premiums for healthcare coverage under under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

On August 18, 2022, the Compensation Committee of the Board of Directors of the Company approved revisions to the compensation of the independent directors of the Board. Under the revised compensation for independent directors of the Board, starting August 18, 2022 and going forward (on a pro rata basis for the remainder of 2022), each independent director will be paid:

•	an additional $5,000 per year for service on the Board; as revised independent directors will receive $48,500 to be paid $26,750 in cash and $21,750 in stock;

•	each independent director will now receive $5,000 per year per committee to be paid in cash for participation on each of the audit, compensation and corporate governance and nominating committees; and

•	that directors will receive compensation for participation on special committees of the Board in an amount to be determined by the Committee but to be at least $5,000 to be paid in cash.

Additionally, the Committee approved a one-time payment to the current independent directors of $20,000 per director as compensation for service on the Board’s special committees since the beginning of the current fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 19, 2022	AKERNA CORP.

	By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer